EXHIBIT 99.1

Bangkok Thailand, & Las Vegas, USA (PRWEB) October 7, 2009 -- Carbon Credits International Inc. commenced in conjunction with Carbon Reducer Industries Ltd. a new sophisticated internet sales platform under the URL: www.carbon-reducer.com

The new website www.carbon-reducer.com is designed to showcase the energy efficiency products and is the first step in what will be several advances within the Company.

The Electricity power optimisation solutions are targeting the domestic/Home & building owners as our products simply improve the quality of the existing power distributed from the electricity grid, as it enters commercial or residential premises. Pursuant to that, it saves between 10-35% on your electricity bill and provides an equal carbon reduction in reference towards the Carbon Reduction Commitment (CRC), the UK's first mandatory carbon trading scheme.

Mr. Schulte stated: "The website is still in Beta and will remain as such as there will be added more modules, targeting a country by country. Nevertheless, we received already over 50 inquiries and foresee a high quantity Global interest."

This new internet platform will allow Carbon Credits International Inc. to establish a greater profit margin and increasing the marketability of the energy efficiency products globally.

Contact:

Carbon Credits International, Inc.
Hans J. Schulte, +66 89 866 1127

Carbon Credits International, Inc. is committed to providing clean energy saving solutions to our customers through the marketing and distribution of both branded & private label power saving devices and solutions.

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created hereby. Such forward-looking statements involve known and unknown risks and uncertainties.

Source: Carbon Credits International, Inc.

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